Exhibit 99.1

CION INVESTMENT CORPORATION REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS

Continued NAV Appreciation and Conversion to Monthly Payment of Base Distributions in 2026

For Immediate Release

NEW YORK, NY, November 6, 2025 — CION Investment Corporation (NYSE: CION) (“CION” or the “Company”) today reported financial results for the third quarter ended September 30, 2025 and filed its Form 10-Q with the U.S. Securities and Exchange Commission.

CION also announced that, on November 3, 2025, its co-chief executive officers declared a fourth quarter 2025 base distribution of $0.36 per share, payable on December 15, 2025 to shareholders of record as of December 1, 2025.

THIRD QUARTER AND OTHER HIGHLIGHTS

•	Net investment income and earnings per share for the quarter ended September 30, 2025 were $0.74 per share and $0.69 per share, respectively;

•	Net asset value per share was $14.86 as of September 30, 2025 compared to $14.50 as of June 30, 2025, an increase of $0.36 per share, or 2.5%. The increase was primarily due to the Company out-earning its distribution by $0.38 per share during the third quarter ended September 30, 2025, which was partially offset by net realized and unrealized losses of $0.05 per share;

•	As of September 30, 2025, the Company had $1.09 billion of total principal amount of debt outstanding, of which 37% was comprised of senior secured bank debt and 63% was comprised of unsecured debt. The Company’s net debt-to-equity ratio was 1.28x as of September 30, 2025 compared to 1.39x as of June 30, 2025;

•	As of September 30, 2025, the Company had total investments at fair value of $1.74 billion in 91 portfolio companies across 23 industries. The investment portfolio was comprised of 80.0% senior secured first lien investments;[1]

•	During the quarter, the Company funded new investment commitments of $65 million, funded previously unfunded commitments of $17 million, and had sales and repayments totaling $151 million, resulting in a net decrease to the Company's funded portfolio of $69 million;

•	As of September 30, 2025, investments on non-accrual status amounted to 1.75% and 4.08% of the total investment portfolio at fair value and amortized cost, respectively, from 1.37% and 3.03%, respectively, as of June 30, 2025; and

•	During the quarter, the Company repurchased 330,324 shares of its common stock under its 10b5-1 trading plan at an average price of $9.86 per share for a total repurchase amount of $3.3 million. Through September 30, 2025, the Company repurchased a total of 4,984,922 shares of its common stock under its 10b5-1 trading plan at an average price of $10.09 per share for a total repurchase amount of $50.3 million.

DISTRIBUTIONS

•	For the quarter ended September 30, 2025, the Company paid a quarterly base distribution totaling $18.7 million, or $0.36 per share, on September 16, 2025 to shareholders of record as of September 2, 2025; and

•	On November 3, 2025, the Company’s co-chief executive officers changed the timing of paying base distributions to shareholders from quarterly to monthly commencing in January 2026. Monthly base distributions will be declared quarterly in advance.

Michael A. Reisner, co-Chief Executive Officer of CION, commented:

“Overall, we reported a strong third quarter with continued NAV appreciation and significant quarterly earnings, driven by robust transaction activity involving 20 of our portfolio companies, with several fee events, new investments, and repayments.

I’m also excited to announce a shift in timing of paying base distributions to our shareholders beginning in January 2026. We will be converting to paying base distributions from quarterly to monthly next year, which we believe will better align our recurring base distributions with our shareholder base.”

SELECTED FINANCIAL HIGHLIGHTS

	As of
(in thousands, except per share data and ratios)	September 30, 2025		June 30, 2025
Investment portfolio, at fair value[1]	$1,738,184		$1,765,955
Total debt outstanding[2]	$1,092,344		$1,117,344
Net assets	$772,506		$758,610
Net asset value per share	$14.86		$14.50
Debt-to-equity	1.41	x	1.47	x
Net debt-to-equity	1.28	x	1.39	x

	Three Months Ended
(in thousands, except share and per share data)	September 30, 2025	June 30, 2025
Total investment income	$78,711	$52,244
Total operating expenses and income tax (benefit) expense	$40,144	$35,322
Net investment income after taxes	$38,567	$16,922
Net realized losses	$(9,605)	$(32,376)
Net unrealized gains	$6,916	$42,770
Net increase in net assets resulting from operations	$35,878	$27,316

Net investment income per share	$0.74	$0.32
Net realized and unrealized (losses) gains per share	$(0.05)	$0.20
Earnings per share	$0.69	$0.52

Weighted average shares outstanding	52,065,707	52,628,784
Distributions declared per share	$0.36	$0.36

Total investment income for the three months ended September 30, 2025 and June 30, 2025 was $78.7 million and $52.2 million, respectively. The increase in total investment income was primarily driven by higher interest income earned as a result of certain investment restructurings and higher transaction fees earned from origination and amendment activity during the quarter ended September 30, 2025 compared to the quarter ended June 30, 2025.

Operating expenses for the three months ended September 30, 2025 and June 30, 2025 were $40.1 million and $35.3 million, respectively. The increase in operating expenses was primarily driven by higher advisory fees due to higher total investment income during the quarter ended September 30, 2025 compared to the quarter ended June 30, 2025.

PORTFOLIO AND INVESTMENT ACTIVITY1

A summary of the Company's investment activity for the three months ended September 30, 2025 is as follows:

	New Investment Commitments		Sales and Repayments
Investment Type (in thousands)	$	%	$	%
Senior secured first lien debt	$57,877	79%	$(151,107)	100%
Senior secured second lien debt	—	—	(35)	—
Collateralized securities and structured products - equity	986	1%	(25)	—
Equity	14,459	20%	—	—
Total	$73,322	100%	$(151,167)	100%

During the three months ended September 30, 2025, new investment commitments were made across 1 new and 12 existing portfolio companies. During the same period, the Company received full repayment of investments in 7 portfolio companies, sold all investments in 1 portfolio company and wrote off all investments in 1 portfolio company. As a result, the number of portfolio companies decreased from 99 as of June 30, 2025 to 91 as of September 30, 2025.

PORTFOLIO SUMMARY1

As of September 30, 2025, the Company’s investments consisted of the following:

	Investments at Fair Value
Investment Type (in thousands)	$	%
Senior secured first lien debt	$1,389,814	80.0%
Collateralized securities and structured products - equity	4,009	0.2%
Unsecured debt	7,398	0.4%
Equity	336,963	19.4%
Total	$1,738,184	100.0%

The following table presents certain selected information regarding the Company’s investments:

	As of
	September 30, 2025		June 30, 2025
Number of portfolio companies	91		99
Percentage of performing loans bearing a floating rate[3]	89.3%		90.8%
Percentage of performing loans bearing a fixed rate[3]	10.7%		9.2%
Yield on debt and other income producing investments at amortized cost[4]	10.85%		12.35%
Yield on performing loans at amortized cost[4]	11.42%		12.84%
Yield on total investments at amortized cost	9.31%		10.99%
Weighted average leverage (net debt/EBITDA)[5]	5.15	x	5.19	x
Weighted average interest coverage[5]	1.94	x	1.93	x
Median EBITDA[6]	$34.6 million		$34.6 million

As of September 30, 2025, investments on non-accrual status represented 1.75% and 4.06% of the total investment portfolio at fair value and amortized cost, respectively. As of June 30, 2025, investments on non-accrual status represented 1.37% and 3.03% of the total investment portfolio at fair value and amortized cost, respectively.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2025, the Company had $1.09 billion of total principal amount of debt outstanding, comprised of $400 million of outstanding borrowings under its senior secured credit facilities and $692 million of unsecured notes and term loans. The combined weighted average interest rate on debt outstanding was 7.5% for the quarter ended September 30, 2025. As of September 30, 2025, the Company had $106 million in cash and short-term investments and $100 million available under its financing arrangements.2

EARNINGS CONFERENCE CALL

CION will host an earnings conference call on Thursday, November 6, 2025 at 11:00 am Eastern Time to discuss its financial results for the third quarter ended September 30, 2025. Please visit the Investor Resources - Earnings Presentation section of the Company’s website at www.cionbdc.com for a slide presentation that complements the earnings conference call.

All interested parties are invited to participate via telephone or listen via the live webcast, which can be accessed by clicking the following link: CION Investment Corporation Third Quarter Conference Call. Domestic callers can access the conference call by dialing (877) 484-6065. International callers can access the conference call by dialing +1 (201) 689-8846. All callers are asked to dial in approximately 10 minutes prior to the call. An archived replay will be available on a webcast link located in the Investor Resources - Earnings Call section of CION’s website.

ENDNOTES

1)	The discussion of the investment portfolio excludes short-term investments.

2)	Total debt outstanding excludes netting of debt issuance costs of $13.8 million and $15.7 million as of September 30, 2025 and June 30, 2025, respectively.

3)	The fixed versus floating rate composition has been calculated as a percentage of performing debt investments measured on a fair value basis, including income producing preferred stock investments and excludes investments, if any, on non-accrual status.

4)	Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual status) at amortized cost. This calculation excludes exit fees that are receivable upon repayment of the investment.

5)	For a particular portfolio company, the Company calculates the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compares that amount to measures of cash flow available to service the net debt. To calculate net debt, the Company includes debt that is both senior and pari passu to the tranche of debt owned by it but excludes debt that is legally and contractually subordinated in ranking to the debt owned by the Company. The Company believes this calculation method assists in describing the risk of its portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by the Company relative to other senior and junior creditors of a portfolio company. The Company typically calculates cash flow available for debt service at a portfolio company by taking EBITDA for the trailing twelve-month period. Weighted average net debt to EBITDA is weighted based on the fair value of the Company's performing debt investments and excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue. The Company has updated the reported weighted average leverage as of June 30, 2025 to 5.19x (previously 5.64x) to conform to the current quarter presentation.

For a particular portfolio company, the Company also calculates the level of contractual interest expense owed by the portfolio company and compares that amount to EBITDA (“interest coverage ratio”). The Company believes this calculation method assists in describing the risk of its portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of the Company's performing debt investments, and excludes investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Portfolio company statistics, including EBITDA, are derived from the financial statements most recently provided to the Company for each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by the Company and may reflect a normalized or adjusted amount.

6)	Median EBITDA is calculated based on the portfolio company's EBITDA as of the Company's initial investment.

CĪON Investment Corporation

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	September 30, 2025	June 30, 2025
	(unaudited)	(unaudited)
Assets
Investments, at fair value:
Non-controlled,non-affiliated investments (amortized cost of $1,272,011 and $1,385,856, respectively)	$1,204,003	$1,335,756
Non-controlled,affiliated investments (amortized cost of $339,972 and $303,476, respectively)	363,771	301,456
Controlled investments (amortized cost of $298,172 and $211,782, respectively)	272,810	187,416
Total investments, at fair value(amortized cost of $1,910,155 and $1,901,114, respectively)	1,840,584	1,824,628
Cash	3,931	6,533
Interest receivable on investments	31,192	45,246
Receivable due on investments sold and repaid	5,218	3,408
Prepaid expenses and other assets	3,019	966
Total assets	$1,883,944	$1,880,781

Liabilities and Shareholders' Equity
Liabilities
Financing arrangements (net of unamortized debt issuance costs of $13,822 and $15,704, respectively)	$1,078,522	$1,101,640
Payable for investments purchased	9,277	4
Accounts payable and accrued expenses	1,154	1,178
Interest payable	6,194	7,866
Accrued management fees	6,571	6,497
Accrued subordinated incentive fee on income	8,181	3,589
Accrued administrative services expense	1,499	1,263
Share repurchases payable	40	134
Total liabilities	1,111,438	1,122,171

Shareholders' Equity
Common stock, $0.001 par value; 500,000,000 shares authorized; 51,975,626 and 52,317,736 shares issued, and 51,973,518 and 52,303,842 shares outstanding, respectively	52	52
Capital in excess of par value	1,009,701	1,012,957
Accumulated distributable losses	(237,247)	(254,399)
Total shareholders' equity	772,506	758,610
Total liabilities and shareholders' equity	$1,883,944	$1,880,781
Net asset value per share of common stock at end of period	$14.86	$14.50

CĪON Investment Corporation

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2025	2024	2025	2024	2024
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Investment income
Non-controlled, non-affiliated investments
Interest income	$30,251	$40,613	$96,849	$134,497	$165,786
Paid-in-kind interest income	10,609	5,526	25,257	19,811	31,397
Fee income	766	900	5,288	6,111	9,865
Dividend income	535	345	2,253	5,484	5,855
Non-controlled, affiliated investments
Interest income	1,045	429	5,325	4,331	6,426
Paid-in-kind interest income	4,119	3,831	10,609	8,882	11,692
Fee income	—	2,894	700	3,598	3,648
Dividend income	370	89	1,000	129	411
Controlled investments
Interest income	19,717	2,991	27,976	9,386	12,970
Paid-in-kind interest income	2,436	—	2,436	—	—
Fee income	8,863	2,009	9,336	2,309	4,382
Total investment income	78,711	59,627	187,029	194,538	252,432
Operating expenses
Management fees	6,532	6,854	19,654	20,559	27,321
Administrative services expense	1,225	1,184	3,700	3,522	4,783
Subordinated incentive fee on income	8,181	4,586	15,854	16,371	20,334
General and administrative	1,649	1,855	4,878	5,298	7,157
Interest expense	22,652	23,551	68,287	71,626	96,870
Total operating expenses	40,239	38,030	112,373	117,376	156,465
Net investment income before taxes	38,472	21,597	74,656	77,162	95,967
Income tax (benefit) expense, including excise tax	(95)	(21)	(85)	(12)	107
Net investment income after taxes	38,567	21,618	74,741	77,174	95,860
Realized and unrealized gains (losses)
Net realized (losses) gains on:
Non-controlled, non-affiliated investments	(9,605)	3,938	(39,687)	(18,984)	(24,367)
Non-controlled, affiliated investments	—	—	—	(7,091)	(3,946)
Net realized (losses) gains	(9,605)	3,938	(39,687)	(26,075)	(28,313)
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	(18,923)	(4,242)	(28,753)	(9,342)	(8,218)
Non-controlled, affiliated investments	25,828	(7,539)	27,959	9,417	5,059
Controlled investments	11	(14,154)	(13,771)	(22,730)	(30,486)
Net change in unrealized appreciation (depreciation)	6,916	(25,935)	(14,565)	(22,655)	(33,645)
Net realized and unrealized losses	(2,689)	(21,997)	(54,252)	(48,730)	(61,958)
Net increase (decrease) in net assets resulting from operations	$35,878	$(379)	$20,489	$28,444	$33,902
Per share information—basic and diluted
Net increase (decrease) in net assets per share resulting from operations	$0.69	$(0.01)	$0.39	$0.53	$0.63
Net investment income per share	$0.74	$0.40	$1.42	$1.44	$1.79
Weighted average shares of common stock outstanding	52,065,707	53,439,316	52,585,897	53,663,884	53,564,788

ABOUT CION INVESTMENT CORPORATION

CION Investment Corporation is a leading publicly listed business development company that had approximately $1.9 billion in total assets as of September 30, 2025. CION seeks to generate current income and, to a lesser extent, capital appreciation for investors by focusing primarily on senior secured loans to U.S. middle-market companies. CION is advised by CION Investment Management, LLC, a registered investment adviser and an affiliate of CION. For more information, please visit www.cionbdc.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss CION’s plans, strategies, prospects and expectations concerning its business, operating results, financial condition and other similar matters. These statements represent CION’s belief regarding future events that, by their nature, are uncertain and outside of CION’s control. There are likely to be events in the future, however, that CION is not able to predict accurately or control. Any forward-looking statement made by CION in this press release speaks only as of the date on which it is made. Factors or events that could cause CION’s actual results to differ, possibly materially from its expectations, include, but are not limited to, the risks, uncertainties and other factors CION identifies in the sections entitled “Risk Factors” and “Forward-Looking Statements” in filings CION makes with the SEC, and it is not possible for CION to predict or identify all of them. CION undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CION’s Quarterly Report on Form 10-Q, which CION filed with the SEC on November 6, 2025, as well as CION’s other reports filed with the SEC. A copy of CION’s Quarterly Report on Form 10-Q and CION’s other reports filed with the SEC can be found on CION’s website at www.cionbdc.com and the SEC’s website at www.sec.gov.

CONTACTS

Media

Susan Armstrong

sarmstrong@cioninvestments.com

Investor Relations

Charlie Arestia

carestia@cioninvestments.com

(646) 253-8259